Exhibit 6.16

GoooGreen, Inc.

SH Fund, LLC. Consulting Agreement

THIS AGREEMENT made the 11th day of August 2020 (the “Effective Date”), by and among GoooGreen, Inc., a NV corporation. with its principal place of business at 3160 NW 1st Ave. Pompano Beach, FL. 33064 (“Company”) and SH Fund, LLC. whose address is 3160 NW 1st Ave. Pompano Beach, FL. 33064 (“Consultant).

WHEREAS, Company hereby offers to employ Consultant on the terms and conditions set forth herein and Consultant hereby accepts such employment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment, Duties and Acceptance

1.1 Company hereby employs Consultant for the Term (as defined in Section 2 hereof) and shall have the usual and customary duties, responsibilities and authority of a Consultant to maintain current status with OTC Markets and Securities and Exchange Commission (“SEC”) and Financial Industry Regulatory Authority (“FINRA”) if applicable, subject to the power of Company’s Board of Directors (the “Board”) consistent with the Consultant’s position, to reasonably expand such duties, responsibilities and authority.

1.2 Consultant shall report to the Board and shall devote his best efforts and attention to the business and affairs of Company. Consultant shall perform his duties and responsibilities in a diligent and professional manner. Consultant shall not engage in any outside business activity competitive with the business, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

1.3 Consultant hereby accepts such employment and agrees to render such services. Consultant agrees to render such services at Company’s offices located in South Florida, but Consultant will travel on temporary trips to such other place or places as may be reasonably required from time to time to perform his duties hereunder. During the Term, Consultant will not render any services for others, or for Consultant’s own account, in a competitive business and, except for the sole benefit of the Company consistent with his duties as Chief Financial Officer, will not render any services related to or competitive with the Business to any supplier or significant customer of Company.

1.4 The Parties acknowledge employment is a part time position and further that Consultant may from time to time accrue and or defer part or all salary to a future time specified by Consultant.

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2. Term of Employment

2.1 The term of Consultant’s employment pursuant to this Agreement (the “Initial Term”) shall begin on the date hereof, and shall end on August 11th , 2023, and shall be renewed thereafter for three (3) year terms (each, an “Additional Term” and the Initial Term and all Additional Terms, shall be referred to collectively as the “Term”), unless and until either party provides sixty (60) days’ advance written notice prior to the end of the Initial Term or then- current Additional Term that such party declines to so extend the Term, subject to the provisions of Article 4 of this Agreement providing for earlier termination of Consultant’s employment in certain circumstances.

3. Compensation

3.1 For services to be rendered pursuant to this Agreement, Company agrees to pay Consultant:

(1) 500,000 shares of Company Series A Convertible Preferred Stock at .001 per share with a value of $500 upon execution of this Agreement.

(2) A fee of $30,000 per year, payable in regular installments in accordance with Company’s general payroll practices.

3.2 Company shall pay or reimburse Consultant for reasonable travel and other expenses incurred or paid by Consultant in connection with the performance of services under this Agreement upon presentation of expense statements or vouchers or such other supporting information as it from time to time reasonably requests evidencing the nature of such expense, and, if appropriate, the payment thereof by Consultant, and otherwise in accordance with Company procedures from time to time in effect or which were pre-approved in writing in advance.

3.3 During the Term, Consultant shall be entitled to participate in any group insurance, qualified pension, hospitalization, medical health and accident, disability, or similar plan or program of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof. Notwithstanding anything herein to the contrary, however, Company shall have the right to amend or terminate any such plans or programs.

4. Termination

4.1 The Term and Consultant’s employment hereunder may be terminated by either Company or Consultant at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least sixty (60) days advance written notice of any termination of Consultant’s employment. Upon termination of Consultant’s employment during the Term, Consultant shall be entitled to the compensation and benefits described in this Section 4.

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4.2 For Cause or Without Good Reason

(1) Consultant’s employment hereunder may be terminated by Company for Cause (as defined below) or by Consultant without Good Reason as defined below. If Consultant’s employment is terminated by Company for Cause or by Consultant without Good Reason, Consultant shall be entitled to receive (all such items being collectively referred to as the “Accrued Amounts”):

(i) any accrued but unpaid Salary and accrued but unused vacation which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with Company’s customary payroll procedures consistent with past practices;

(ii) any accrued or earned but unpaid annual bonus or other compensation payable under Section 3.1 as of the Termination Date, which shall be paid on the otherwise applicable payment date except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement;

(iii) reimbursement for unreimbursed business expenses incurred by Consultant prior to the Termination Date, which shall be subject to and paid in accordance with Company’s expense reimbursement policy in effect as of the date such expenses were incurred; and

(iv) such employee benefits (including equity compensation), if any, as to which Consultant may be entitled under Company’s employee benefit plans as of the Termination Date; provided that, in no event shall Consultant be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

(2) For purposes of this Agreement, “Cause” means:

(i) Consultant’s willful failure to perform Consultant’s duties consistent with the Consultant’s position (other than any such failure resulting from incapacity due to physical or mental illness), provided that such failure causes material harm to Company or its Affiliates;

(ii) Consultant’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to Company or its affiliates;

(iii) Consultant’s embezzlement, misappropriation or fraud, whether or not related to Consultant’s employment with Company.

(iv) Consultant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(v) gross negligence, recklessness or willful misconduct by the Consultant in the performance of his duties;

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(vi) Consultant’s willful unauthorized disclosure of Confidential Information (as defined below); or

(vii) Consultant’s material breach of any material obligation under this Agreement which material breach causes material harm to Company or its Affiliates

For purposes of this provision, and notwithstanding anything to the contrary in this Agreement, no act or failure to act on the part of Consultant shall be considered “willful” unless it is done, or omitted to be done, by Consultant in bad faith or without reasonable belief that Consultant’s action or omission was in the best interests of Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for Company shall be conclusively presumed to be done, or omitted to be done, by Consultant in good faith and in the best interests of Company.

Notwithstanding the foregoing, termination of Consultant’s employment shall not be deemed to be for Cause unless and until Company delivers to Consultant a copy of (i) a resolution duly adopted by the affirmative vote of not less than sixty percent (60%) of the Board finding that Consultant is guilty of the conduct described in any of (i)-(vi) above, and (ii) written notice stating in reasonable detail the basis for termination and an opportunity of at least thirty (30) days in duration (such duration to be determined in good faith by the Company), to cure such failure, breach or refusal, except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured. Such written notice shall specifically state the length of the cure period, and what steps that Company deems necessary for Consultant to properly cure such circumstance(s); provided, however, that in all cases, if Company does not terminate Consultant’s employment for Cause within sixty (60) days after the later of (1) Company’s first discovery of the applicable grounds, or (2) expiration of the cure periods hereunder without the cure being fully effected, then Company will be deemed to have waived Company’s right to terminate for Cause with respect to such grounds.

(3) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Term without Consultant’s written consent:

(i) the failure to pay any salary, expense reimbursement or benefits due to Consultant on or before the due date thereof, which failure is not cured within (A) five (5) business days following the delivery by Consultant of written notice specifying the payment default with respect to salary and expense reimbursement, and (B) twenty (20) days following the delivery by Consultant of written notice specifying the payment default with respect to the payment of any other employee benefit;

(ii) a material reduction in Consultant’s Salary or, in the aggregate all benefits, without Consultant’s prior written consent;

(iii) a relocation of Consultant’s principal place of employment by more than twenty (20) miles, except for required travel on Company business to an extent substantially consistent with Consultant’s business travel obligations as of the date of relocation;

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(iv) any material breach by Company of any material provision of this Agreement;

(v) Company’s failure to obtain an agreement from any successor to Company to assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(vi) a material, adverse change or a reduction in Consultant’s title, authority, duties or responsibilities (other than temporarily while Consultant is physically or mentally incapacitated or as required by applicable law);

(vii) a material adverse change in the reporting structure applicable to Consultant; or

(viii) the sale or transfer (whether by asset sale, stock sale, merger or other combination or disposition) of the Company or all or any material portion of Company’s Affiliates.

Notwithstanding the foregoing, Consultant cannot terminate Consultant’s employment for Good Reason unless Consultant has provided written notice to Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of Consultant’s discovery of the existence of such grounds, and, except for item (i) above, Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Consultant does not (i) provide Company with written notice of the existence of such grounds within ninety (90) days of Consultant’s discovery of the applicable grounds, or (2) terminate the Employment Period for Good Reason within sixty (60) days after the expiration of the cure periods hereunder without the cure being fully effected, then Consultant will be deemed to have waived Consultant’s right to terminate for Good Reason with respect to the specific instance of such grounds.

4.3 Without Cause or for Good Reason. The Term and Consultant’s employment hereunder may be terminated by Consultant for Good Reason or by Company without Cause. In the event of such termination, Consultant shall be entitled to receive the Accrued Amounts and the following:

If within the initial 3-year term:

(1a) equal installment payments payable in accordance with Company’s normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to the aggregate sum of twenty-four months of Consultant’s Salary and other benefits (calculated on an annual basis) as of the year in which the Termination Date occurs, which installment payments shall begin within ten (10) days following the Termination Date; provided that, the first installment payment shall include all amounts that would otherwise have been paid to Consultant during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed; and

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Any time after the initial 3-year term:

(1b) equal installment payments payable in accordance with Company’s normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to the aggregate sum of twelve months of Consultant’s Salary and other benefits (calculated on an annual basis) as of the year in which the Termination Date occurs, which installment payments shall begin within ten (10) days following the Termination Date; provided that, the first installment payment shall include all amounts that would otherwise have been paid to Consultant during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed; plus

(2) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable incentive plan and the applicable award agreements, consistent with the terms hereof.

4.4 Death or Disability.

(1) Consultant’s employment hereunder shall terminate automatically upon Consultant’s death during the Term, and Company may terminate Consultant’s employment on account of Consultant’s Disability

(2) If Consultant’s employment is terminated during the Term on account of Consultant’s death or Disability, Consultant (or Consultant’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i) the Accrued Amounts; plus

(ii) all accrued but unpaid bonus or other compensation payable to Consultant under Section 3.1.

(iii) Notwithstanding any other provision contained herein, all payments made in connection with Consultant’s Disability shall be provided in a manner which is consistent with federal and state law.

(3) For purposes of this Agreement, Disability shall mean Consultant is entitled to receive long-term disability benefits under Company’s long-term disability plan, or if there is no such plan, Consultant’s inability, due to physical or mental incapacity, to substantially perform Consultant’s duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of Consultant’s Disability as to which Consultant and Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Consultant and Company. If Consultant and Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to Company and Consultant shall be final and conclusive for all purposes of this Agreement.

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4.5 Notice of Termination. Any termination of Consultant’s employment hereunder by Company or by Consultant during the Term (other than termination pursuant to Section 4.4 on account of Consultant’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with this Agreement. The Notice of Termination shall specify:

(1) The termination provision of this Agreement relied upon;

(2) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of Consultant’s employment under the provision so indicated; and

(3) The applicable Termination Date.

4.6 Consultant’s Termination Date shall be:

(1) If Consultant’s employment hereunder terminates on account of Consultant’s death, the date of Consultant’s death;

(2) If Consultant’s employment hereunder is terminated on account of Consultant’s Disability, the date that it is determined that Consultant has a Disability;

(3) If Company terminates Consultant’s employment hereunder for Cause, the date the Notice of Termination is delivered to Consultant;

(4) If Company terminates Consultant’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered; provided that, Company shall have the option to provide Consultant with a lump sum payment equal to 30 days’ Salary in lieu of such notice, which shall be paid in a lump sum on Consultant’s Termination Date and for all purposes of this Agreement, Consultant’s Termination Date shall be the date on which such Notice of Termination is delivered;

(5) If Consultant terminates Consultant’s employment hereunder with or without Good Reason, the date specified in Consultant’s Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered; provided that, Company may waive all or any part of the 30 day notice period for no consideration by giving written notice to Consultant and for all purposes of this Agreement, Consultant’s Termination Date shall be the date determined by Company; and

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(6) If Consultant’s employment hereunder terminates because either party provides notice of non-renewal, the expiration date of the Initial Term or then-current Additional Term occurring immediately after the applicable party delivers notice of non- renewal.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which Consultant incurs a “separation from service” within the meaning of Section 409A.

5. Protection of Confidential Information

5.1 In view of the fact that Consultant’s work as an employee of Company will bring Consultant into close contact with confidential information of the Company and its affiliates, including matters of a business nature, such as information about costs, profits, markets, sales, and any other information not readily available to the public, and plans for future developments, Consultant agrees during the Term and for a period of one (1) year thereafter, except as may be required to perform Consultant’s duties hereunder or as required by legal process (provided that if Consultant receives legal process with regard to disclosure of such Confidential Information, Consultant shall promptly notify Company and, at Company’ cost and expense, reasonably cooperate with Company in seeking a protective order with respect to such Confidential Information):

(1) To keep secret all Confidential Information of Company and its affiliates and not to disclose them to anyone outside of Company, either during or after Consultant’s employment with Company, except with Company’s written consent or for the benefit of Company pursuant to written confidentiality agreements with third parties executed by Company and such third party; and

(2) To deliver promptly to Company on termination of Consultant’s employment by Company, or at any time Company may so request, all memoranda, notes, records, reports, and other documents (and all copies thereof) containing Confidential Information or relating to Company’s and its affiliates’ businesses which Consultant may then possess or have under the Consultant’s control.

(3) As used herein, “Confidential Information” shall mean information about Company or any of its business, subsidiaries or Affiliates, and its clients and customers, that is not generally known by the public or to Persons not employed or engaged by Company or any of its subsidiaries or affiliates and that was made known to or learned by Consultant prior to or during the course of his employment by Company or any of its subsidiaries or affiliates and that would not be known to the public but for the direct or indirect actions of, or disclosures by, Consultant. Notwithstanding the foregoing, “Confidential Information” shall not include information that (a) is generally known to the public at the time of disclosure or becomes generally known without any breach of this Agreement by Consultant; (b) is known to Consultant or in Consultant’s possession prior to the Effective Date as shown by Consultant’s files and records as of the date of the disclosure by the Company to Consultant (except for any confidential business information (other than business contacts) provided or disclosed to Consultant prior to the Effective Date by Company or its representatives); (c) becomes known to Consultant through disclosure by sources other than Company or its employees or agents having the legal right to disclose such information who Consultant did not reasonably believe to be bound by a confidentiality agreement with Company or to otherwise be under an obligation to Company not to disclose the Confidential Information; or (d) is independently developed by Consultant without reference to or reliance upon the Confidential Information.

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6. Ownership of Results of Services:

6.1 Company shall own, and Consultant hereby transfers and assigns to it, all rights of every kind and character throughout the work, in perpetuity, in and to any material and/or ideas written, suggested, or submitted by Consultant hereunder and all other results and proceeds of Consultant’s services hereunder, whether the same consists of literary, dramatic, mechanical or any other form of works, themes, ideas, creations, products, or compositions. Consultant agrees to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence its ownership of the results and proceeds of Consultant’s services. Notwithstanding the foregoing, the provisions of this Section 6.1, do not apply to any development, invention, material and/or ideas for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on Consultant’s own time, unless (a) such development, invention, material and/or idea relates (i) to the business of Company or (ii) results from any work performed by Consultant for Company.

7. Notices:

7.1 All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses:

If to Consultant: 3160 NW 1st Ave. Pompano Beach, FL. 33064

If to Company: 3160 NW 1st Ave. Pompano Beach, FL. 33064

or as such other addresses as either party may specify by written notice to the other as provided in this Section 7.1.

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8. General

8.1 It is acknowledged that the rights of Company and Consultant under this Agreement are of a special, unique, and intellectual character which gives them a peculiar value, and that a breach of any provision of this Agreement may cause Company or Consultant, as applicable, irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, without limiting any right or remedy which either party may have in the premises, Company and Consultant specifically agree that Company and Consultant shall be entitled to seek injunctive relief to enforce and protect their respective rights under this Agreement.

8.2 This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes all prior agreements, arrangements, and understandings. Nothing herein contained shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. Without limiting the generality of the foregoing, in the event that any compensation or other monies payable hereunder shall be in excess of the amount permitted by any such statute, law, ordinance, or regulation, payment of the maximum amount allowed thereby shall constitute full compliance by Company with the payment requirements of this Agreement.

8.3 No representation, promise, or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, or inducement not so set forth. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.4 The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors, and assigns. This Agreement, and Consultant’s rights and obligations hereunder, may not be assigned by Consultant. Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business and assets. Company may also assign this Agreement to any affiliate of Company; provided, however, that no such assignment shall (unless Consultant shall so agree in writing) release Company of liability directly to Consultant for the due performance of all of the terms, covenants, and conditions of this Agreement to be complied with and performed by Company. The term “affiliate”, as used in this agreement, shall mean any corporation, firm, partnership, or other entity controlling, controlled by or under common control with Company. The term “control” (including “controlling”, “controlled by”, and “under common control with”), as used in the preceding sentence, shall be deemed to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, firm, partnership, or other entity, whether through ownership of voting securities or by contract or otherwise.

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8.5 This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

8.6 This Agreement shall be governed by and construed according to the laws of the State of Nevada applicable to agreements to be wholly performed therein.

8.7 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF, HIMSELF, OR HERSELF AND ITS, HIS OR HER PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEVADA STATE COURT IN THE COUNTY OF CLARK OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE COUNTY OF CLARK IN THE STATE OF NEVADA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEVADA COURT, OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it, she or he may legally and effectively do so, any objection that it, she or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Agreement in any Nevada state or federal court in the county of Clark. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Service of any court paper may be affected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

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8.8 In the event that it becomes necessary for any party herein to seek legal means to enforce the terms of this Agreement, the non-prevailing party will be liable for all reasonable attorneys’ fees and attorneys’ fees on appeal, including, but not limited to, deposition costs, expert witness expenses and fees and any other costs of whatever nature reasonably and necessarily incurred by the prevailing party as a necessary incident to the prosecution or defense of such action, plus court costs in all proceedings, trials and appeals.

8.9 In case any term, phrase, clause, paragraph, section, restriction, covenant or agreement contained in this Agreement shall be held to be invalid or unenforceable, same shall be deemed, and it is hereby agreed that same are meant to be, several, and shall not defeat or impair the remaining provisions hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

GoooGreen, Inc. (“Company”)		SH Fund, LLC. (“Consultant”)

By:
	Thomas Terwilliger	Thomas Terwilliger, CEO
	CEO	August 11th, 2020
August 11th, 2020

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ADDENDUM TO

SH FUND, LLC. CONSULTING AGREEMENT

This Addendum to the SH Fund, LLC. Consulting Agreement, dated September 1st, 2020 (the “Addendum”), is made by and between SH Fund, LLC. (“Consultant”) and GoooGreen, Inc., a Nevada Corporation ("Company").

WHEREAS, Consultant has entered into a Consulting Agreement dated August 11th, 2020 (“the Agreements”).

WHEREAS, Consultant and Company now desire to supplement the Agreement to modify the compensation of the Agreement.

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereto agree as follows:

1.	The recitals set forth hereinabove are hereby incorporated into the Addendum, the same as if fully set forth herein. This Addendum shall amend, modify, and supplement the Agreements. The terms of this Addendum shall supersede and control any provisions of the Agreements that conflict with the provisions of this Addendum. In addition, except as may be provided in this Addendum, any capitalized terms contained herein that are not specifically defined herein, shall have the same meaning provided in the Agreements.

2.	The Consulting Agreement is hereby modified by this Addendum as follows:

3.	Compensation

3.1	For services to be rendered pursuant to this Agreement, Company agrees to pay Consultant:

(1)	500,000 shares of Company Series A Convertible Preferred Stock at .001 per share with a value of $500 upon execution of this Agreement.

(2)	A fee of $2,500 per month, payable in regular installments in accordance with Company’s general payroll practices for the month August 2020.

(3)	A fee of $5,000 per month, payable in regular installments in accordance with Company’s general payroll practices for the months September 2020 – November 2020 for the additional work required to update OTC Markets, 2 year Audit and related work required for the Regulation A Offering Under the Securities Act of 1933 with the Securities and Exchange Commission (“SEC”), Class A Preferred Stock Designation with the State of Nevada, Issuance of Class A Preferred Stock to the Preferred Shareholders, Name change with the State of Nevada, Name and Symbol change with the Financial Industry Regulatory Authority (“FINRA”).

(4)	A fee of $2,500 per month, payable in regular installments in accordance with Company’s general payroll practices for the months December 2020 – August 2023.

3.	This Addendum shall be incorporated into the Agreement and shall be subject to the terms contained therein.

IN WITNESS WHEREOF, the parties have hereunto signed their names, on the day and year first above written.

GoooGreen, Inc. (“Company”)

Thomas Terwilliger, CEO

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